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SHAREHOLDER MEETING (Unaudited)

On December 18, 1998, a shareholder meeting was held at which the following items and proposals were approved, as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:

                                                                                  Withheld/
Nominee/Proposal                    For                   Against                 Abstain                 Total

1. Ratification of the selection of KPMG LLP as independent public accountants and auditors of the Fund for the fiscal year beginning October 1, 1997 (Proposal No. 1):

                                    28,183,631.878        5,160,136.442           1,431,817.814           34,775,586.134

2.   Approval of changes to the fundamental investment policy regarding investments in other investment companies (Proposal No. 2):
                                    21,154,884.705        6,438,019.845           2,381,076.584           29,973,981.134

3. Approval of election of 11 Trustees:
     Robert G. Galli                28,545,648.538        6,229,937.596                                   34,775,586.134
     Leon Levy                      28,740,627.820        6,034,958.314                                   34,775,586.134
     Benjamin Lipstein              28,567,429.581        6,208,156.553                                   34,775,586.134
     Bridge A. Macaskill            28,698,498.641        6,077,087.493                                   34,775,586.134
     Elizabeth B. Moynihan          28,638,532.062        6,092,054.072                                   34,775,586.134
     Kenneth A. Randall             28,769,325.920        6,006,260.214                                   34,775,586.134
     Edward V. Regan                28,819,101,301        5,956,484.833                                   34,775,586.134
     Russell S. Reynolds, Jr.       28,721,085.273        6,054,500.861                                   34,775,586.134
     Donald W. Spiro                28,667,021.642        6,108,564.492                                   34,775,586.134
     Pauline Trigere                28,489,705.294        6,285,880.840                                   34,775,586.134
     Clayton K. Yeutter             28,666,556.952        6,109,029.182                                   34,775,586.134
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